Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 and related prospectus of Aytu BioScience, Inc. (the “Company”) of our report dated August 31, 2017, with respect to the consolidated balance sheets of the Company as of June 30, 2017 and 2016, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement and prospectus.

/s/ EKS&H LLLP

Denver, Colorado

February 12, 2018